EXHIBIT 10.39
                              PROMISSORY NOTE

Date of Note:  May 30, 1995

Maker:  Midcoast Energy Resources, Inc.

Maker's Mailing Address:  1100 Louisiana  Suite 3030, Houston, TX  77003
Payee:  Texline Gas Company

Place for Payment:   P.O. Box 1050, Corpus Christi, TX  78403-1050

Principal Amount:  One Hundred Seventy Three Thousand Eight Hundred Twenty
                   Two Dollard and Sixteen Cents ($173,822.16)

Annual Interest Rate:   Prime Rate plus 1% per annum (as defined hereafter)

     The term "Prime Rate" as used herein shall mean the prime rate as announced from time to time by Mercantile Bank, N.A. of Corpus Christi, Texas, and thereafter entered in the Minutes of the Loan and Discount Committee of said bank, such interest rate automatically fluctuating upward and downward with each announcement without notice to Maker or any other person.

     Said rate shall be computed on a per annum basis of a year of 360 days and for the acual number of days elapsed, however, said maximum legal rate shall be computed on a full calender year (365/366 days) basis. Article 5069 Chapter 15 V.A.T.S. shall not in any event apply to the loan evidenced hereby. After maturity hereof, unpaid principal and accrued interest shall bear interest from maturity until paid at the rate of eighteen percent 918%) per annum, calculated on a full year basis.

Terms of Payment:
                 Maker shall make monthly payments to Payee equal to 25% of Maker's net revenue check, after payment of expenses, received from its interest in the Exxon SunField properties in Starr Co., Texas. All remaining amounts owed, including principal and accrued interest, shall be due and payable not later than June 1, 1996.

                 Maker reserves the right tp prepay, prior to maturity, all or any part of the principal of this note without penalty, and interest shall immediately cease on any amounts prepaid.

                 Maker promises to pay to the order of Payee at the place for payment and according to the terms of payment the principal amount plus interest at the rates stated above. All unpaid amounts shall be due by the final scheduled payment date.

                 On default in the payment of this note the unpaid principal balance and earned interest on this note shall become immediately due at the election of Payee. Maker and each surety, endorser, and guarantor waive all demands for payment, presentations for payment, notices of intentions to accelerate maturity, protests, and notices or protest.

                 If this note is given to an attorney for collection or enforcement, or if suit is brought for collection or enforcement, or if it is collected or enforced through probate, bankruptcy, or other judicial proceeding, Maker shall pay Payee all costs of collection and enforcement, including reasonable attorney's fee and court costs, in addition to other amounts due.

                 Interest on the debt evidenced by this note shall not exceed the maximum amount of nonusurious interest that may be contracted for, taken, reserved, charges, or received under law; any interest in excess of that maximum amount shall be credited on the principal of the debt or, if that has been paid, refunded. On any acceleration or required or permitted prepayment, any such excess shall be cnaceled automatically as of the acceleration or prepayment or, if already paid, credited on the principal of the debt or, if the principal of the debt has been paid, refunded. This provision overrides other provisions in this and all other instruments concerning debt.

                When the context requires, singular nouns and pronouns include the plural.

     EXECUTED this        day of            , 1995.

Midcoast Energy Resources, Inc.

By:
   Dan C. Tutcher, President